                                                               EXHIBIT (4)(g)(i)


(PRUDENTIAL FINANCIAL LOGO)          PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                     Newark, New Jersey 07102

                                     a Prudential Financial company



                ENDORSEMENT TO INCREASE THE MAXIMUM AGE AT WHICH
                       PURCHASE PAYMENTS WILL BE ACCEPTED


This Endorsement is attached to and made part of this Contract immediately. In the case of a conflict with any provision in the Contract, the provisions of this endorsement will control.

The following hereby amends the PURCHASE PAYMENTS section of the Contract.

In the PURCHASE PAYMENTS section of the Contract, we stated that no Purchase Payments may be made on or after the Owner's or Annuitant's 80th birthday. We amend that provision to refer to the 81st birthday, rather than 80th birthday.

Except as modified herein, all terms and conditions of the Contract remain unchanged.


Signed for Pruco Life Insurance Company of New Jersey


By  /s/ CLIFFORD E. KIRSCH
           Secretary


ORD 112898-NY